EXHIBIT 10.21

ADMINISTRATIVE, COMPLIANCE AND MARKETING

SERVICES AGREEMENT

This Administrative, Compliance and Marketing Services Agreement (this “Agreement”) between ABN AMRO Asset Management, Inc., an Illinois corporation (“AAAMI”), and Aston Asset Management LLC, a Delaware limited liability company (“Aston”) is dated as of this 1st day of September, 2006. AAAMI and Aston are sometimes individually referred to as a “Party” and collectively as the “Parties”.

PRELIMINARY STATEMENT

AAAMI, certain of its affiliates and Aston entered into that certain Asset Purchase Agreement (the “Purchase Agreement”) dated as of April 21, 2006, pursuant to which the Sellers, including AAAMI, agreed to sell, assign, transfer, convey and deliver to Aston and Aston agreed to purchase and acquire from the Sellers, including AAAMI, the certain assets, including those assets set forth on Schedule 2.7 to the Purchase Agreement, previously used by AAAMI and the other Sellers in the conduct of their United States mutual fund business.

Notwithstanding the transactions contemplated by the Purchase Agreement, AAAMI continues to serve as investment advisor to the funds listed on Schedule A hereto (the “Covered Funds”).

In order to permit AAAMI to continue to fulfill its duties as investment advisor to the Covered Funds, notwithstanding the transfer of certain assets to Aston which are required for the performance of such duties, AAAMI desires to receive certain services from Aston and Aston is willing to provide such services to AAAMI pursuant to the terms of this Agreement.

AGREEMENT

The Parties, intending to be legally bound, agree as follows:

ARTICLE 1

AGREEMENT TO PROVIDE AND ACCEPT SERVICES

1.1 SERVICES

On the terms and subject to the conditions set forth in this Agreement, Aston agrees to provide to AAAMI all of the services and support functions of the types listed on Schedule B to this Agreement (collectively, “Services”).

ARTICLE 2

AGREEMENTS RELATING TO SERVICES

2.1 SCOPE OF SERVICES

Unless otherwise agreed by the Parties, Aston shall be required to perform the Services in a manner that is substantially similar to the manner in which such Services were performed with respect to the Covered Funds before the Effective Date (as hereinafter defined), including with respect to level of service, priority of service, timeliness, quality and other relevant standards. AAAMI shall use such Services for substantially the same purposes and in substantially the same manner as it used such Services with respect to the Covered Funds before the Effective Date.

2.2 PERSONNEL RESOURCES

(a) All employees and agents of Aston involved in providing Services to Aston pursuant to this Agreement (the “Service Personnel”) shall be under the exclusive authority and control of Aston and AAAMI shall not have any authority or responsibility with respect to any such employee or agent. Except as otherwise expressly provided herein, the Parties agree and acknowledge that Aston shall not be required to (i) maintain any specific employees or consultants for the purposes of performing any of the Services, (ii) add computing capacity in order to perform any such Services or (iii) undertake any other extraordinary expenditures in order to provide any such Services.

(b) Notwithstanding the foregoing, Aston agrees that it shall at all times during the term of this agreement provide (i) one full time employee equivalent for servicing customers of the Covered Funds and (ii) approximately two full-time employee equivalents to provide compliance and operations services for the Covered Funds and (iii) maintain a level and quality of operational and compliance support to the Covered Funds that is (a) at least equivalent to the level and quality currently provided by ABN AMRO Fund Services Inc and (b) meets or exceeds all operational and compliance requirements of the Investment Company Act of 1940 and all operational and compliance requirements of the SEC for the Covered Funds.

(c) Aston will provide AAAMI written notice of (i) any recommendation by the Trustees of the Aston Funds to change Administrator or Custodian of the Covered funds, (ii) any change in the employee(s) who provide customer service for the Covered Funds or (iii) any change in the Chief Compliance Officer of Aston and to the extent practicable will inform AAAMI in advance of any such recommendation or changes.

2.3 ACCESS

AAAMI shall make available on a timely basis to Aston all information and materials reasonably requested by Aston to enable it to provide Services. AAAMI shall provide to Aston reasonable access to AAAMI’s premises during normal business hours and upon advance written notice to the extent necessary for the purpose of providing the Services.

2.4 COOPERATION

The Parties shall use their best efforts to reasonably cooperate with each other in all matters relating to the provision and receipt of Services. Such cooperation shall include both Parties using their best efforts to obtain any consents, licenses or approvals necessary to permit each such Party to perform its obligations under this Agreement. If either Party believes any such consent, license or approval is necessary, it shall promptly advise the other Party in writing and the Parties shall share equally any fees or expenses required to be paid to obtain any such consent, license or approval.

2.5 INDEPENDENT CONTRACTOR STATUS

Aston shall act under this Agreement solely as an independent contractor and not as an agent of AAAMI. This Agreement is not intended to, and does not, create any joint venture or partnership between the Parties hereto, and merely establishes an independent contractor relationship (and not an employee-employer or other fiduciary relationship) between the Parties hereto.

ARTICLE 3

PAYMENT FOR SERVICES

AAAMI agrees to pay Aston a monthly fee, in cash, equal to $45,833.33 plus 1/12th of .01% of the amount, if any, by which the Covered Fund’s average daily assets under management for such month exceeds $3 billion; provided, that if the assets under management in the Covered Funds ever exceed $15 billion for a consecutive 90 day period, AAAMI and Aston will renegotiate the fee. The fee will be due and payable in arrears, not more than fifteen days after the end of the applicable month.

ARTICLE 4

CONFIDENTIALITY

Each Party shall keep confidential any information relating to the other party’s business (“Confidential Information”). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of AAAMI or Aston, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords AAAMI or Aston a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving Party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving Party; (c) is rightfully received from a third party who, to the best of the receiving Party’s knowledge, is not under a duty of confidentiality; (d) is released by the protected Party to a third party without restriction; (e) is required to be disclosed by the receiving Party pursuant to a requirement of a court order, subpoena, governmental or regulatory agency or law (provided the receiving Party will provide the other party written notice of such requirement, to the extent such notice is permitted); (f) is relevant to the defense of any claim or cause of action asserted against the receiving Party; or (g) has been or is independently developed or obtained by the receiving Party. Upon termination of this Agreement, Aston agrees to return to AAAMI all Confidential Information (and written or electronic manifestations thereof) relating to the Covered Funds delivered or provided to it in connection herewith as well as any other records and materials that are necessary to manage the business and service the accounts.

ARTICLE 5

WARRANTIES; INDEMNITY; LIMITATION OF LIABILITY

5.1 WARRANTIES

Aston warrants that the Services shall conform to the service descriptions set forth in this Agreement (including Schedule B) and that Aston shall use its commercially reasonable efforts to perform the Services in the manner and quality substantially similar to the services provided with respect to the Covered Funds immediately prior to the Effective Date, except to the extent such Services are changed as requested or directed by AAAMI. EXCEPT AS PROVIDED IN THIS SECTION 5, ASTON HEREBY DISCLAIMS ANY AND ALL WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES AND THIS AGREEMENT, INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

5.2 INDEMNITY AAAMI Indemnity. AAAMI shall defend, indemnify and hold harmless Aston and its Subsidiaries and Affiliates (each as defined in the Purchase Agreement, and including, without limitation, their respective officers, directors, employees, shareholders, and agents) (each, an “Aston Party”) from and against any and all liabilities, damages, losses, and expenses (including, without limitation, costs of collection and reasonable attorneys’ fees) arising out of or resulting from any third-party demand, claim, lawsuit or other cause of action brought by a third-party against any Aston Party as a result of or in connection with the Services rendered after the date hereof by any Aston Party or the right of access provided pursuant to this Agreement, provided that no Aston Party shall be entitled to indemnification in respect of its own gross negligence or willful misconduct, or to the extent AAAMI is entitled to indemnification pursuant to Section 5.2(b) below. Nothing herein shall serve to limit or effect Aston’s warranty to AAAMI as set forth in Section 5.1 above.

(b) Aston Indemnity. Aston shall defend, indemnify and hold harmless AAAMI and its Subsidiaries and Affiliates (including, without limitation, their respective officers, directors, employees, shareholders, and agents) (each, a “AAAMI Party”) from and against any and all liabilities, damages, losses, and expenses (including, without limitation, costs of collection and reasonable attorneys’ fees) arising out of or resulting from any third-party demand, claim, lawsuit or other cause of action brought by a third-party against any AAAMI Party as a result of or in connection with (i) the gross negligence or willful misconduct of any employee of Aston or (ii) any violation of federal, state or local laws, rules or regulations by Aston in the provision of the Services hereunder.

(c) The indemnification provided for herein shall be subject to the following terms and conditions: (i) the Party claiming indemnification (“Indemnified Party”) must notify the other Party (“Indemnifying Party”) promptly in writing of any notice of the claim subject to indemnification; provided, however, that no failure by an Indemnified Party to provide prompt notice shall diminish the Indemnifying Party’s indemnification obligation hereunder, except and to the extent the Indemnifying Party is prejudiced by such delay; (ii) the Indemnifying Party shall have sole control over such defense and all negotiations for the settlement and compromise of such claim; (iii) for so long as the Indemnifying Party is diligently conducting such defense, it shall not be liable for any attorneys’ fees of the Indemnified Party; and (iv) the Indemnified Party shall cooperate with the Indemnifying Party in the defense and settlement of any such claim provided that the Indemnifying Party shall not be liable hereunder for any settlement or compromise negotiated by the Indemnified Party unless the Indemnifying Party agrees in writing to be so bound. If the Indemnified Party provides notice of a claim in accordance with clause (i) above and is not notified within 10 days thereafter that the Indemnifying Party intends to defend the claim, the Indemnified Party shall be entitled to defend such claim, and settle or compromise such claim, subject to the indemnification provided for herein.

5.3 LIMITATION OF LIABILITY

IN NO EVENT SHALL EITHER PARTY OR ITS SUBSIDIARIES AND AFFILIATES BE LIABLE TO THE OTHER PARTY OR ITS SUBSIDIARIES AND AFFILIATES FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING, WITHOUT LIMITATION, LOST PROFITS OR INJURY TO THE GOODWILL IN CONNECTION WITH ANY PERFORMANCE, MISFEASANCE OR NONFEASANCE HEREUNDER.

ARTICLE 6

FORCE MAJEURE

Aston shall not be liable for any interruption of Services or delay or failure to perform under this Agreement if such interruption, delay or failure results from causes beyond its reasonable control, including any strikes, lockouts or other labor difficulties, acts of any government, war, terrorism, riot, insurrection or other hostilities, embargo, fuel or energy shortage, fire, flood, lightning, earthquake, storm, hurricane, tornado, explosion, acts of God, wrecks or transportation delays. In any such event, Aston’s obligations hereunder (and AAAMI’s obligations to pay fees for such period) shall be postponed for such time as its performance is suspended or delayed on account thereof. Aston shall promptly notify AAAMI, in writing, upon learning of the occurrence of such event of force majeure. Upon the cessation of the force majeure event, Aston shall resume its performance with the least practicable delay.

ARTICLE 7

TERM AND TERMINATION

7.1 TERM OF SERVICES

Except as otherwise provided in Section 7.2 below, this Agreement and the availability of Services shall commence on the date following the Closing (as defined in the Purchase Agreement) (the “Effective Date”) and shall terminate on the earlier of (i) the fifth anniversary of the date hereof and (ii) the date specified in written notice of termination delivered by AAAMI to Aston, which date shall be no less than six months after the date of such notice (the “Term”); notwithstanding the foregoing, AAAMI may terminate this Agreement at any time by delivery of written notice to Aston and payment of a termination fee, payable in cash, equal to $275,000 (the “Termination Fee”), in which case this Agreement shall terminate upon the later of (x) the date specified for termination in such notice and (y) the date upon which the Termination Fee is paid and (iii) the date specified in written notice of termination delivered by Aston to AAAMI, which date shall be no less than six months after the date of such notice.

7.2 TERMINATION FOR BREACH

If AAAMI is in material breach of any of its material obligations under this Agreement, including any failure to make payments when due, and does not cure such breach in all material respects within 30 days after receiving written notice thereof from Aston, Aston may terminate this Agreement, including the provision of Services hereunder, immediately by providing written notice of termination. If Aston is in material breach of any of its material obligations under this Agreement and does not cure such breach in all material respects within 30 days after receiving written notice thereof from AAAMI, AAAMI may terminate this Agreement immediately by providing written notice of termination.

7.3 PAYMENT FOR SERVICES BEFORE TERMINATION

In the event of a termination of this Agreement, Aston shall be entitled to prompt payment of the Service Fee through the date of termination; provided, however, that if such termination is due to material breach by Aston, AAAMI shall not be obligated to make any such payments to Aston for Services directly related to, or impacted by, the material breach.

7.4 EFFECT OF TERMINATION

Article 4, Article 5, this Article 7 and Article 8 shall survive any termination of this Agreement.

ARTICLE 8

GENERAL PROVISIONS

8.1 ASSIGNMENT, SUCCESSORS AND NO THIRD-PARTY RIGHTS

Neither Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties; provided, however, that Aston and AAAMI each may, without such prior written consent, assign its rights and delegate its obligations hereunder to an affiliated entity of such assignor. This Agreement shall apply to, be binding in all respects upon, and inure to the benefit of each of AAAMI’s and Aston’s heirs, executors, administrators, assignees or successors. Nothing expressed or referred to in this Agreement shall be construed to give any Person, other than the Parties, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee pursuant to this Section 8.1.

8.2 WAIVER

The rights and remedies of the Parties are cumulative and not alternative. Neither is any failure nor any delay by either Party in exercising any right, power or privilege under this Agreement.

8.3 NOTICES

All notices, demands and other communications relating to this Agreement shall be given as provided in the Purchase Agreement.

8.4 INCORPORATION OF SCHEDULES AND EXHIBITS

The schedules identified in this Agreement are incorporated herein by reference and made a part of this Agreement.

8.5 ENTIRE AGREEMENT AND MODIFICATION

This Agreement supersedes all prior agreements between the Parties with respect to its subject matter and constitutes (along with the documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended, supplemented or otherwise modified except in a written document executed by the party against whose interest the modification shall operate. Notwithstanding any other provisions in this Agreement to the contrary, in the event and to the extent that there is a conflict between the provisions of this Agreement and the provisions of the Purchase Agreement, this Agreement shall control. This Agreement is not intended to, and shall not, create any rights in or confer any benefits upon any person other than the Parties.

8.6 SEVERABILITY

If a court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable and the Parties shall replace such provision with a provision that most closely approximates the intent of the Parties.

8.7 REPRESENTATIVES

The Parties each shall appoint a representative (a “Representative”) to facilitate communications and performance under this Agreement. Each Party may treat an act of a Representative of the other Party as being authorized by such other Party without inquiring about such act or ascertaining whether such Representative had authority to so act. The initial Representatives shall be appointed within 10 days after the date hereof. Each Party shall have the right at any time and from time to time to replace any of its Representatives by giving notice in writing to the other Party setting forth the name of (a) each Representative to be replaced and (b) the replacement, and certifying that the replacement Representative is authorized to act for the Party giving the notice in all matters relating to this Agreement.

8.8 GOVERNING LAW

This Agreement shall be governed by and construed under the laws of the State of Illinois without regard to conflicts of laws principles that would require the application of any other Law.

8.9 CONSTRUCTION AND INTERPRETATION

As used in this Agreement, the terms defined herein shall have the meanings specified or referred to herein and shall be equally applicable to both the singular and plural forms. Any reference in this Agreement to an

“Article,” “Section” or “Schedule” refers to the corresponding Article, Section or Schedule of or to this Agreement, unless the context indicates otherwise. The headings of Articles and Sections are provided for convenience of reference only and should not affect the construction or interpretation of the terms and provisions of this Agreement. All words used in this Agreement should be construed to be of such gender or number as the circumstances require. The terms “include” and “including” indicate examples of a foregoing general statement and not a limitation on that general statement. Any reference to a statute refers to the statute, any amendments or successor legislation, and all regulations promulgated under or implementing the statute, as in effect at the relevant time. Any reference to a contract or other document as of a given date means the contract or other document as amended, supplemented or modified from time to time through such date.

8.10 COUNTERPARTS

This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same agreement.

Remainder of Page is Intentionally Left Blank Signature Page Follows

The Parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

ABN AMRO ASSET MANAGEMENT, INC.

By:	/S/ SEYMOUR A. NEWMAN
Name: Title:	Seymour A. Newman Executive Vice President and CFO

ASTON ASSET MANAGEMENT LLC

By:	/S/ STUART D. BILTON
Name: Title:	Stuart D. Bilton Chairman and CEO

Administrative, Compliance and Marketing Services Agreement

Schedule A

Covered Funds

ABN AMRO Investor Money Market Fund

ABN AMRO Money Market Fund

ABN AMRO Treasury Money Market Fund

ABN AMRO Government Money Market Fund

ABN AMRO Tax Exempt Money Market Fund

ABN AMRO Institutional Prime Money Market Fund

Schedule B

Services

Marketing and Customer Relations

•	Development, oversight and administration of the marketing and sales efforts of the Covered Funds, including, without limitation:

•	Preparation and distribution of marketing materials (including brochures).

•	Review of all sales material and advertising

•	Coordinate all aspects of the printing and mailing process with outside printers for all shareholder publications

•	Maintenance and updating of the website with respect to the Covered Funds.

•	Management and placing of advertisements with respect to the Covered Funds (with the actual cost of any advertisement to be paid by the Advisor and/or the Fund, as applicable)

•	Client servicing and administration

•	Coordination of communications with rating agencies.

•	Acquisition and provision of iMoneyNet’s customized comparative data regarding performance, assets and expenses.

•	Process new accounts, verify completeness of application forms; establish new account records with standard abbreviations and registration formats, including proper account identification codes.

•	Examine and process contributions and invest monies received in accordance with the written instructions of the Shareholders.

•	Process transactions upon receipt of proper documentation and in accordance with the terms of the IRA documentation.

•	Reinvest income dividends and capital gains distributions.

•	Send a confirmation to the proper person(s) with respect to each transaction in the account.

•	Examine and process requests for distributions, subject to receipt of required legal documents; verify eligibility of the recipient and make payments.

•	Establish a record of types and reasons for distributions (i.e., attainment of age 59-1/2, disability, death, return of excess contributions, etc.).

•	Record method of distribution requested and/or made.

•	Distribute the account in the event of death as required in writing by the Shareholder/Beneficiary, subject to receipt of required legal documents.

•	Receive and process designation of the beneficiary forms.

•	Examine and process requests for direct transfers between custodians/trustees, transfer and pay over the successor assets in the account and records pertaining thereto as requested.

•	Send to each Shareholder/Beneficiary/Employer notices, prospectuses, account statements, proxies and other documents or communications relating to fund shares; send such other notices, documents or other communications to Shareholders/Beneficiaries/Employees as the fund may direct.

•	Maintain records of contributions, distributions, and other transactions.

•	Prepare any annual reports or returns required to be prepared and/or filed by a custodian of a Plan, including but not limited to, an annual fair market value report, Forms 1099R and 5498 and file with the IRS and provide to Shareholder/Beneficiary.

•	Send shareholder/Beneficiaries an annual TEFRA notice regarding required federal tax withholding.

•	Answer Shareholder/Beneficiary telephone, written or other inquiries concerning the IRA.

•	Process requested changes to account information.

•	Retain original source documents, such as applications and correspondence, microfilm original source documents, as required.

•	Respond to research inquiries from fund or as requested by Custodian if Custodian is directed by the fund.

•	Perform applicable withholding for accounts.

•	Purge “closed” accounts as directed by the fund.

Routine Projects

•	Daily, weekly, and monthly reporting

•	Portfolio and general ledger accounting

•	Daily pricing of all securities

•	Daily valuation and NAV calculation

•	Comparison of NAV to market movement

•	Review of price tolerance/fluctuation report

•	Research items appearing on the price exception report

•	Weekly costs monitoring along with mark-to-market valuations in accordance with Rule 2a-7

•	Preparation of monthly ex-dividend monitor

•	Daily cash reconciliation with the custodian bank

•	Daily updating of price and rate information to the Transfer Agent/Insurance Agent

•	Daily support and report delivery to Portfolio Management

•	Daily calculation of fund adviser fees and waivers

•	Daily calculation of distribution rates

•	Daily maintenance of each fund’s general ledger including expense accruals

•	Daily price notification to other vendors as required

•	Calculation of 30-day adjusted SEC yields

•	Preparation of month-end reconciliation package

•	Monthly reconciliation of fund expense records

•	Preparation of monthly pay down gain/loss summaries

•	Preparation of all annual and semi-annual audit work papers

•	Preparation and printing of financial statements

•	Providing shareholder tax information to Transfer Agent

•	Producing drafts of IRS and state tax returns

•	Treasury Services including:

•	Provide Officer for the Company

•	Expense Accrual Monitoring

•	Determination of Dividends

•	Prepare materials for review by the board, e.g., 2a-7, 10f-3, 17a-7, 17e-1, Rule 144a

•	Tax and Financial Counsel

•	Monthly compliance testing including Section 817H

Distribution and Legal, Regulatory and Board of Trustees Support

•	Prepare agenda and background materials for legal approval at Board Meetings, make presentations where appropriate; prepare minutes; follow up on issues

•	Coordinate presentations by AAAMI to the Board

•	Review and file Form N-SAR

•	Review and file annual and semi-annual financial reports

•	Assist in preparation of fund Registration Statements for the Covered Funds

•	Support for all quarterly board meetings

•	Preparation of proxy materials for one meeting per two year period

•	Annual update of Post-Effective Amendment (PEA)

•	Prospectus supplements, as needed

•	Consultations regarding legal issues with respect to management of the Covered Funds as needed

•	SEC audit report

•	Arrange insurance and fidelity bond coverage

•	Support for one special board meetings, if necessary

•	One additional PEA (other than annual update)

•	One exemptive order application

•	Assist with marketing strategy and product development

Any Other Services Currently Provided by PFPC (which may be provided by subcontract with PFPC)